EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GeoGlobal Resources Inc.

We consent to the incorporation by reference in this prospectus on Form S-3/A No.1 of GeoGlobal Resources Inc. (the “Company”) of our report dated March 23, 2007 (except Note 8 as to which the date is June 5, 2008) with respect to the consolidated statement of operations and comprehensive loss of and the related consolidated statements of stockholders’ equity and cash flows for the cumulative period from inception on August 21, 2002 to December 31, 2006.

We consent to the reference to our firm under the heading “Experts” in the prospectus.

CALGARY, ALBERTA	"Ernst & Young LLP" (signed)
January 10, 2012	CHARTERED ACCOUNTANTS